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                                                      Prospectus Supplement
                                                      Filed Under Rule 424(b)(3)
                                                      Registration No. 33-37835


Prospectus Supplement, dated October 25, 2001
to Prospectus dated September 28, 2001

         This Prospectus relates to an additional 1,000,000 shares of the $2.50 par value common stock of Fulton Financial Corporation to be issued under the Fulton Financial Corporation Dividend Reinvestment and Stock Purchase Plan (the "Plan") which was adopted by the Board of Directors of Fulton Financial on October 16, 1990. The Plan provides shareholders of Fulton Financial with a convenient and economical method of investing cash dividends and optional cash payments in additional shares of Fulton Financial common stock.

         No person has been authorized to give any information or to make any representation not contained in this Prospectus, and if given or made, such information or representation should not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell or solicitation of an offer to purchase any of the securities to which this Prospectus relates, in any jurisdiction, to or from any person to whom it is unlawful to make such an offer or solicitation in such jurisdiction. Neither delivery of this Prospectus nor any distribution of the securities to which this Prospectus relates shall, under any circumstances, create any implication that the information contained herein is correct at any time subsequent to the date hereof.

         This Prospectus does not cover resales of shares issued under the Plan to affiliates of Fulton Financial in connection with the Plan. No such person is authorized to make use of this Prospectus in connection with any such resale.

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         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
         SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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               The date of this Prospectus is September 28, 2001.